UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2012

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 5, 2012.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others,

•                  general industry conditions and competition, including current global financial uncertainty;

•                  the impact of market volatility on revenue from asset-based fees;

•                  damage to our reputation resulting from claims made about possible conflicts of interest;

•                  liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                  financial services industry consolidation;

•                  liability related to the storage of personal information about our users;

•                  a prolonged outage of our database and network facilities;

•                  challenges faced by our non-U.S. operations; and

•                  the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2011. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: September 2012

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through September 6, 2012. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Share Repurchases

1.             I wanted to see if I could get a simple question answered. Specifically: why have you been purchasing your own shares? [Morningstar’s] latest 10Q shows a buyback of [$] 153 [million] shares at [a] $57.84 average price. Using trailing metrics of net income + [depreciation and amortization] equals [$] 143 [million] with [$] 33 [million] in trailing [plant, property, and equipment] expenses, or free cash flow equal to [$] 107 [million]. Your enterprise value is, more or less, about [$] 2.5 [billion] at current prices, or a trailing [free cash flow] yield of 4.3%. While I realize Morningstar is an impeccable business with a wide moat, this doesn’t appear to be a very attractive price to me (even assuming a 10% growth rate) and I do not believe that the market cares one iota for buybacks when they are not done at extremely cheap valuations. So why purchase shares at all? Can you not find acquisitions with a hurdle rate above this level? Otherwise, as a shareholder in your business, I would strongly rather have you distribute this cash to me as a dividend so I can purchase better priced merchandise myself. Either that, or simply retain the cash. I trust [your] judgment to use it wisely, but buying shares at these levels seems not the best use of shareholder cash. This leads to my 2nd question: why do you feel buying at these prices is an appropriate use of shareholder cash?

In a broad sense, we look at deploying our capital in a couple of ways:  investing it back into the business to drive organic expansion and fund acquisitions; or returning it to shareholders in the form of dividends and share repurchases.  While in the past we’ve been fairly active acquirers, spending a significant amount of our free cash flow on buying new businesses, over the last year and a half we’ve intentionally limited this activity. We have a robust roster of capabilities, and although we would still be open to doing a reasonably priced acquisition that improves our product offerings, we’re now focusing on driving organic growth - allocating capital internally to enhance and strengthen our existing product set.

After fully funding these business capital needs, we’ve been able to maintain healthy cash balances, on which we earn only modest returns given the conservative manner in which they’re invested. Thus we’ve felt it appropriate to allocate a meaningful portion of this residual cash back to shareholders through both dividend payments and share repurchases. Our current quarterly dividend commitment stands at $0.10 per share, and so far this year, we’ve returned $10 million to shareholders via these payments. Additionally, we’ve been repurchasing our shares when we believe they are attractively priced in the market relative to our estimate of their intrinsic value, based on discounted cash flows.  Our shareholders can then determine the optimal amount and timing of any individual share sales or purchases, realizing value and deploying their own funds as they are best equipped to do.

Since we announced our share repurchase program in 2010 through June 30, 2012, we have bought back 2,660,557 shares at an average price of $57.83, for a total of $154 million. This year, through June 30th, we have repurchased $105 million worth of shares, which, including the $10 million in dividend payments made, brings the total amount we’ve been able to return to shareholders to $115 million for the first half of 2012. We currently have board authorization to repurchase up to a total of $300 million in shares of our outstanding common stock.

To clarify our recent financial results, as of June 30, 2012, for the trailing 12 month period, our net income was $97 million, with depreciation and amortization expense of $43 million, capital expenditures of $33 million, and cash provided by operating activities of $159 million. Over that same period we generated free cash flow of $126 million. Free cash flow is a non-GAAP measure that we define as cash provided by or used for operating activities less capital expenditures.

2.             Given Q2 comments surrounding a challenging business environment, the loss of a key customer, and general belt-tightening across the organization, I’m wondering if you can put the decision to repurchase $82 [million] in stock during 2Q into perspective. Did the company consider keeping this as dry powder for future acquisitions or in the event of a further slowdown, or is some of the buyback earmarked (perhaps?) for employee compensation at the end of the fiscal year?

As noted in our second-quarter earnings release, business has been sluggish of late, with the investment industry continuing to face challenges and our clients remaining cautious about spending. In response to these trends, we’ve been taking steps to properly align our cost structure with revenue to ensure that our financial position remains strong. We have a solid balance sheet, with $390 million in cash and investments and no bank debt as of June 30, 2012; and our business, which operates on little tangible capital, continues to generate steady cash flow. Thus, in the second-quarter we felt confident that in returning $87 million to our shareholders - through share repurchases of $82 million and dividend payments of $5 million - we’d have the necessary resources to fund future investment should the business climate deteriorate further. If an attractive acquisition opportunity arose, we believe we continue to have the necessary liquidity to pursue it.

Our share repurchase decisions are made within the context of our overall capital allocation strategy, as our response to question #1 outlines. We haven’t executed buybacks in an effort to manage our outstanding share count in anticipation of any future employee equity compensation issuance.

Bonus and Equity Compensation

3.             I am emailing to understand a bit more about your bonus and equity compensation programs.  Your employee benefits section of your website says: Morningstar believes that short- and long-term rewards are also meaningful methods of recognizing your efforts - and mentions bonus and stock options. Currently, are all employees eligible for these or just key employees? Can you describe the programs a bit more - are they for individual or company performance?

All Morningstar employees are eligible to participate in our bonus and equity compensation plans. Both programs are designed to reward employees for their individual and collaborative contributions to Morningstar.

The goal of our bonus plan is to establish a clear and compelling link between performance and compensation by allowing employees to share in the financial success of our firm. In general, the total amount of bonuses we’ll fund in a given year is based on our firm’s financial results, with our current plan calculating overall payout primarily based on the operating income we generate relative to our annual budget. Individual payouts are then distributed based on division- and employee-specific performance.  We record bonus expense throughout the year and pay annual bonuses to employees in the first quarter of the following year.

Through our equity compensation program we look to encourage long-term thinking and an entrepreneurial mind-set among our employees. We have granted stock options in past years, but currently we grant only restricted stock units which vest ratably over a four-year period. We’ve also granted restricted stock units to our non-employee directors, for which vesting occurs ratably over a three-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 7, 2012	By:	/s/ Scott Cooley
Scott Cooley
Chief Financial Officer